SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                          FORM 12b-25
                                Commission File Number 0-25708
                  NOTIFICATION OF LATE FILING
                          (Check One):

   [X]  Form 10-K    [ ]  Form 20-F    [ ]  Form 11-K    [ ] Form 10-Q
          [  ]  Form N-SAR
     For Period Ended: December 31, 1995
     [  ]  Transition Report on Form 10-K
     [  ]  Transition Report on Form 20-F
     [  ]  Transition Report on Form 11-K
     [  ]  Transition Report on Form 10-Q
     [  ]  Transition Report on Form N-SAR
     For the Transition Period Ended:____________________________

            ________________________________________

     Read Attached Instruction Sheet Before Preparing Form.  Please Print or
Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


            ________________________________________

                Part I -- Registrant Information
            ________________________________________


Full Name of registrant:      PRESIDIO CAPITAL CORP.
Former Name if Applicable:
Address of Principal Executive
   Office (Street and Number):     c/o Hemisphere Management (Cayman) Limited
City, State and Zip Code:          Zephyr House, Mary Street, Grand Cayman
                                   Cayman Islands, British West Indies

            ________________________________________

               Part II -- Rules 12b-25(b) and (c)
            ________________________________________


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b), the following should be completed. (Check appropriate box).

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


            ________________________________________

                     Part III -- Narrative
            ________________________________________

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.


          As previously reported, the registrant is attempting to completely liquidate the Contract Rights which it owns. The registrant has reported previously that such liquidation would most likely be achieved through securitized transactions, bulk sales and/or individual sales. Such a securitized transaction is currently being consummated. Due to the complex nature and magnitude of the transaction the registrant has not been able to prepare its Annual Report on Form 10-K for the year ended December 31, 1995 without unreasonable effort or expense. Such Annual Report will be filed by April 15, 1996.


            ________________________________________

                  Part IV -- Other Information
            ________________________________________

     (1) Name and telephone number of person to contact in regard to this notification:

     Jay Maymudes                  (203)          862-7050
          (Name)                   (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under section
13 or 15(d) of the Securities Exchange act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                  [X] Yes   [  ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                  [ ] Yes   [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                     PRESIDIO CAPITAL CORP.
          (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    March 28, 1996                 By: WEXFORD MANAGEMENT LLC,
                                            as agent

                                        By: /s/ MARK PLAUMANN
                                            Mark Plaumann
                                            Senior Vice President